Exhibit 10-A (c)

RESTRICTED STOCK UNIT AWARD AGREEMENT
COLGATE-PALMOLIVE COMPANY

2013 INCENTIVE COMPENSATION PLAN

[DATE], 20[__]

<<Title>> <<First Name>> <<Last Name>>
Colgate-Palmolive
<<Location>>

This Award Agreement (including, if applicable, the appendix hereto) will confirm the following Award of Restricted Stock Units made to you on [DATE], 20[__] by the Personnel and Organization Committee of the Board of Directors of Colgate-Palmolive Company (the “Company”) pursuant to the 2013 Incentive Compensation Plan (the “Plan”). A copy of the Plan, the Plan Prospectus and the Guidelines Regarding the Effect of Termination of Employment on Awards Granted under the Plan, adopted on May 10, 2013 (the “Termination Guidelines”) are available on-line via the Merrill Lynch Benefits OnLine® website which can be accessed on the “ColgatePeople/For Employees/Compensation/Learn About Compensation Programs” section of OurColgate.com, or if you prefer to receive a paper copy, they are available from the Company at 300 Park Avenue, New York, NY 10022, Attention: Mr. Andrew D. Hendry, Chief Legal Officer and Secretary. These are important documents with respect to your Award, and we urge you to take the time to review them. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan.

You have been granted an Award of <<#Units>> Restricted Stock Units.

This Award is subject to the terms, conditions, limitations and restrictions contained in or established pursuant to the Plan, the Termination Guidelines and, if applicable, the Company’s Clawback Policy and all requirements of applicable law, including the provisions relating to the forfeiture of Restricted Stock Units upon termination of employment. Your acceptance of the Award shall constitute your acknowledgment of, and agreement to, all such terms, conditions, limitations and restrictions.

Receiving shares of the Company’s common stock (“Shares”) is contingent upon your continued employment with the Company for three (3) years (i.e., until at least [DATE], 20[__]) (the “Vesting Period”). During the Vesting Period, Dividend Equivalents will be credited on Restricted Stock Units in the form of additional Restricted Stock Units. Except as otherwise provided in the Plan or in the Termination Guidelines, contingent upon your continued employment, at the end of the Vesting Period, the Award plus Dividend Equivalents will be paid to you in the form of Shares, less any required tax withholding that becomes due during or at the end of the Vesting Period.

The grant of this Restricted Stock Unit Award shall not obligate the Company or any of its Affiliates to continue your employment for any period or on any basis of compensation, including future grants of Restricted Stock Units or other Awards.

This Award may not be assigned or transferred in whole or in part except as provided in the Plan. You shall not have any of the rights of a shareholder with respect to any of the Shares underlying this Award until this Award vests and Shares are actually issued to you.

The number of Restricted Stock Units included in your award is subject to adjustment as provided in the Plan. You assume all risks incident to any change in applicable laws or regulations and any change in the market value of Shares after the date of grant of the Award and after vesting.

Data Privacy. You understand that the Company and the Company subsidiary for which you work may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, any Shares or directorships held in the Company, details of all Restricted Stock Unit Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”). You hereby consent to the collection, use and transfer, in electronic or other form, of the Data and any other Restricted Stock Unit grant materials by and among, as applicable, the Company, its subsidiaries and Affiliates and any third parties engaged by the Company to administer the Plan, for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

This Award Agreement and related Restricted Stock Unit Award are governed by, and subject to, the laws of the State of Delaware, without reference to principles of conflict of laws, as provided in the Plan.

Very truly yours,

COLGATE-PALMOLIVE COMPANY

By    /s/ Ian Cook